Exhibit 99.1

CVG REPORTS FIRST QUARTER 2022 RESULTS

Quarterly Sales of $244.4 million, EPS $0.12, Adjusted EPS $0.16

NEW ALBANY, OHIO (May 4, 2022) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its first quarter ended March 31, 2022.

First Quarter 2022 Highlights (Compared with prior-year period, where comparisons are noted)
•Sales of $244.4 million.
•Net income of $4.0 million, or $0.12 per diluted share. Adjusted net income of $5.3 million, or $0.16 per diluted share.
•Operating Income of $8.4 million, adjusted operating income of $9.5 million.
•Adjusted EBITDA of $13.5 million, and adjusted EBITDA margin of 5.5%.
•14 new business wins worth an estimated $89 million of net new annualized business.

CVG continues to execute its Leadership Strategy, and is making substantial progress.

Win New Business. CVG continued to win more business in the first quarter with $89 million of new annualized business added to its existing wins which now total over $2 billion lifetime and over $500 million when fully ramped up. CVG is very focused on electrification and Electric Vehicles and the majority of its wins are in this area. The company has also won business in all of its segments and added over 100 new products and many new customers in the last 27 months. The company is expensing its one-time startup costs in the period incurred.

Update Legacy Business. CVG reached mutual agreement with its top two customers collectively representing approximately 30% of the Company's revenue. The new agreements are significant improvement in profitability. CVG also is implementing a targeted investment program to advance competitiveness. As inflation has inflected upwards, CVG is focused on timely pass-through of these economics.

Modernize Global Footprint. CVG has multiple projects underway to redesign its manufacturing systems with new capacity, repositioned capacity and lower total cost locations. The company is expensing these costs in the period incurred. The company expects to lower its invested capital and these efforts are expected to start showing up in our results during the second half of this year.

Harold Bevis, President and Chief Executive Officer of CVG, said, “CVG made big advancements in the quarter – starting up new Electric Vehicle business, winning brand-new business, increasing prices on legacy business, and adding a few new impactful leaders. Like most global manufacturers, we are contending with many global events – COVID disrupted supply chains, labor scarcity, inflation, Shanghai lockdown, and Russia's invasion of Ukraine. These events are impeding our financial performance but we are implementing workarounds in each case. We have increased our commitment to electrification and Electric Vehicles and are opening our 1st electrical products R&D center in Phoenix, Arizona. This location is just north of our 2,000+ employee electrical products plant in Agua Prieta, Mexico. This is the center of our Electric Vehicle business. We expect significant improvement to our profits in the second half of 2022, and plan to begin our debt paydown program."

First Quarter Financial Results
(amounts in millions except per share data and percentages)

	First Quarter
	2022	2021	Change
Revenues	$244.4	$245.1	(0.3)%
Gross profit	$25.4	$31.1	(18.3)%
Gross margin	10.4%	12.7%
Adjusted gross profit [1]	$26.3	$31.1	(15.4)%
Adjusted gross margin [1]	10.8%	12.7%
Operating income (loss)	$8.4	$15.4	(45.5)%
Operating margin	3.4%	6.3%
Adjusted operating income [1]	$9.5	$15.8	(39.9)%
Adjusted operating margin [1]	3.9%	6.4%
Net income (loss)	$4.0	$8.5	(52.9)%
Adjusted net income [1]	$5.3	$8.8	(39.8)%
Earnings per share, diluted	$0.12	$0.26	(53.8)%
Adjusted earnings per share, diluted [1]	$0.16	$0.27	(40.7)%
Adjusted EBITDA [1]	$13.5	$21.1	(36.0)%
Adjusted EBITDA margin [1]	5.5%	8.6%
[1] See Appendix A for GAAP to Non-GAAP reconciliation

Consolidated Results
First Quarter 2022 Results
•First quarter 2022 revenues were $244.4 million compared to $245.1 million in the prior year period, a decrease of 0.3%. The decrease in revenues is due to lower shipments caused by the COVID lockdowns in China, the Ukraine conflict and lower demand in the warehouse automation business. These impacts were nearly offset by price increases in all of the business segments. Foreign currency translation also favorably impacted first quarter of 2022 revenues by $1.1 million, or by 0.5%.
•Operating income for the first quarter 2022 was $8.4 million, which includes startup costs of $3.1 million, compared to an operating income of $15.4 million in the prior year period. The first quarter of 2022 adjusted operating income was $9.5 million, excluding special charges.
•Interest associated with debt and other expenses was $2.0 million and $5.0 million for the first quarter ended March 31, 2022 and 2021, respectively.
•Net income was $4.0 million, or $0.12 per diluted share, for the first quarter 2022 compared to net income $8.5 million, or $0.26 per diluted share, in the prior year period.
At March 31, 2022, the Company had $80.2 million outstanding borrowings on its revolving credit facility and had $38.2 million of cash and $43.6 million of availability from the revolving credit facility, resulting in liquidity of $81.8 million.

Segment Results

First Quarter 2022 Results

Vehicle Solutions Segment
•Revenues were $140.2 million compared to $124.3 million for the prior year period, an increase of 13% primarily resulting from material cost pass-through and new business wins offset by lower shipments caused by the COVID lockdowns in China.
•Operating income for the first quarter 2022 was $6.3 million compared to operating income of $7.5 million in the prior year period, a decrease of 15.6%. Adjusted operating income decreased 12.8%, to $6.5 million, primarily driven by a lag in price-cost offsets and increased new business startup costs. In April, the Company has reached new mutual economic agreements with its largest customers in this segment.

Warehouse Automation Segment
•Revenues were $34.1 million compared to $44.4 million in the prior year period, a decrease of 23.1% due to lower demand levels.
•Operating income was $3.7 million compared to operating income of $3.9 million in the prior year period. The decrease in operating income is primarily attributable to lower volumes. Adjusted operating income was $4.1 million, a decrease of 2.0%.

Electric Systems Segment
•Revenues were $39.9 million compared to $46.5 million in the prior year period, a decrease of 14.2% due to lower volume caused by the war in the Ukraine, supply chain constraints and semi-conductor chip shortages at our customers' plants.
•Operating income was $1.8 million compared to operating income of $4.9 million in the prior year period. The decrease in operating income is primarily attributable to new business startup costs, lower volumes, and a lag in price-cost offsets. The Company is underway with a footprint investment program in this segment and increased its prices at top accounts.

Aftermarket and Accessories Segment
•Revenues were $30.2 million compared to $29.9 million in the prior year period, an increase of 1%.
•Operating income was $2.6 million compared to operating income of $4.2 million in the prior year period. The decrease in operating income is primarily attributable to supply chain constraints and material cost inflation incurred in advance of price increases. Adjusted operating income was $3.1 million, a decrease of 26.6%. The Company is underway with a footprint investment program in this segment and increased its prices at top accounts.

2022 Demand Outlook
The Company expects Class 8 truck production to be 275,000 to 295,000 trucks. According to the April 2022 report by ACT Research, a publisher of industry market research, 2022 North American Class 8 truck production levels are expected to be at 296,000 units and Class 5-7 production are expected to be at 256,000 units. This outlook supports the Company's 2022 outlook.

According to LogisticsIQ, demand for warehouse automation products is expected to grow approximately 14% per year through 2026. This outlook supports demand for the Company's warehouse automation products.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Thursday, May 5, 2022, at 10:00 a.m. ET. Management intends to reference the Q1 2022 Earnings Call Presentation during the conference call. To participate, dial (833) 235-5650 using conference code 4591137. International participants dial (647) 689-4139 using conference code 4591137.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at ir.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (800) 585-8367 using access code 4591137 and international callers can dial (416) 621-4642 using access code 4591137.

Company Contact

Christopher H. Bohnert
CFO
CVG
(614) 289-0414

About CVG

At CVG, we deliver real solutions to complex design, engineering and manufacturing problems across a range of global industries by innovating, constantly adding value, and treating our customer's bottom line as if it were our own. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2022 and 2021
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues	$244,374	$245,122
Cost of revenues	218,991	214,001
Gross profit	25,383	31,121
Selling, general and administrative expenses	16,999	15,718
Operating income	8,384	15,403
Other (income) expense	1,041	(656)
Interest expense	1,961	5,041
Income before provision for income taxes	5,382	11,018
Provision for income taxes	1,400	2,528
Net income	$3,982	$8,490
Earnings per Common Share:
Basic	$0.12	$0.27
Diluted	$0.12	$0.26
Weighted average shares outstanding:
Basic	32,065	31,264
Diluted	32,685	32,307

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	March 31, 2022	December 31, 2021
Current assets:
Cash	$38,208	$34,958
Accounts receivable, net of allowances of $340 and $243, respectively	210,378	174,472
Inventories	158,355	141,045
Other current assets	22,951	20,201
Total current assets	429,892	370,676
Property, plant and equipment, net	64,751	63,126
Intangible assets, net	17,407	18,283
Deferred income taxes, net	23,538	24,108
Other assets, net	30,200	31,500
Total assets	$565,788	$507,693
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$128,942	$101,915
Accrued liabilities and other	46,412	50,840
Current portion of long-term debt	10,313	9,375
Total current liabilities	185,667	162,130
Long-term debt	213,608	185,581
Pension and other post-retirement benefits	9,423	9,905
Other long-term liabilities	22,689	23,424
Total liabilities	431,387	381,040
Stockholders’ equity:
Preferred stock, $0.01 par value (5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock, $0.01 par value (60,000,000 shares authorized; 32,157,210 and 32,034,592 shares issued and outstanding respectively)	322	321
Treasury stock, at cost: 1,764,351 and 1,708,981 shares, respectively	(13,636)	(13,172)
Additional paid-in capital	256,683	255,566
Retained deficit	(69,642)	(73,624)
Accumulated other comprehensive loss	(39,326)	(42,438)
Total stockholders’ equity	134,401	126,653
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$565,788	$507,693

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	Vehicle Solutions		Warehouse Automation		Electrical Systems		Aftermarket and Accessories		Corporate / Other		Total
	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021	2022	2021
Revenues	$140,157	$124,342	$34,126	$44,372	$39,876	$46,462	$30,215	$29,946	$—	$—	$244,374	$245,122
Gross profit	12,907	13,808	4,991	5,440	3,401	6,324	4,086	5,585	(2)	(36)	25,383	31,121
Selling, general & administrative expenses	6,588	6,325	1,324	1,531	1,640	1,468	1,465	1,422	5,982	4,972	16,999	15,718
Operating income	$6,319	$7,483	$3,667	$3,909	$1,761	$4,856	$2,621	$4,163	$(5,984)	$(5,008)	$8,384	$15,403

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended
	March 31, 2022	March 31, 2021
Gross profit	$25,383	$31,121
Restructuring	906	—
Adjusted gross profit	$26,289	$31,121
% of revenues	10.8%	12.7%

	Three Months Ended
	March 31, 2022	March 31, 2021
Operating income (loss)	$8,384	$15,403
Restructuring	989	—
Deferred consideration purchase accounting	78	248
Investigation	—	194
Total operating income (loss) adjustments	1,067	442
Adjusted operating income (loss)	$9,451	$15,845
% of revenues	3.9%	6.5%

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income (loss)	$3,982	$8,490
Operating income (loss) adjustments	1,067	442
Hryvnia fair value adjustments on forward exchange contracts	675	—
Adjusted (benefit) provision for income taxes[1]	(436)	(111)
Adjusted net income (loss)	$5,288	$8,821

Diluted EPS	$0.12	$0.26
Adjustments to diluted EPS	$0.04	$0.01
Adjusted diluted EPS	$0.16	$0.27
1.Reported Tax (Benefit) Provision adjusted for tax effect of special charges at 25%

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income (loss)	$3,982	$8,490
Interest expense	1,961	5,041
Provision (benefit) for income taxes	1,400	2,528
Depreciation expense	3,575	3,781
Amortization expense	857	861
EBITDA	$11,775	$20,701
% of revenues	4.8%	8.4%

EBITDA adjustments
Restructuring	$989	$—
Hryvnia fair value adjustments on forward exchange contracts	675	—
Deferred consideration purchase accounting	78	248
Investigation	—	194
Adjusted EBITDA	$13,517	$21,143
% of revenues	5.5%	8.6%

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix B: Segment Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except percentages)

	Three Months Ended March 31, 2022
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket and Accessories	Corporate/Other	Total
Operating income (loss)	$6,319	$3,667	$1,761	$2,621	$(5,984)	$8,384
Restructuring	204	350	—	435	—	989
Deferred consideration purchase accounting	—	78	—	—	—	78
Adjusted operating income (loss)	$6,523	$4,095	$1,761	$3,056	$(5,984)	$9,451
% of revenues	4.7%	12.0%	4.4%	10.1%		3.9%

	Three Months Ended March 31, 2021
	Vehicle Solutions	Warehouse Automation	Electrical Systems	Aftermarket and Accessories	Corporate/Other	Total
Operating income (loss)	$7,483	$3,909	$4,856	$4,163	$(5,008)	$15,403
Deferred consideration purchase accounting	—	248	—	—	—	248
Investigation	—	—	—	—	194	194
Adjusted operating income (loss)	$7,483	$4,157	$4,856	$4,163	$(4,814)	$15,845
% of revenues	6.0%	9.4%	10.5%	13.9%		6.5%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.